Exhibit 10.4.3
AMENDMENT NO. 2 TO
AMENDED AND RESTATED
BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN

The Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan, as amended by Amendment No. 1 dated effective February 12, 2020 (the “Plan”), is hereby amended, effective January 26, 2022, as follows:

1.Amendment. Section 4(b)(2) of the Plan shall be amended and replaced in its entirety with the following:

“(2) no individual who is a Covered Officer will be granted (A) Restricted Shares, Restricted Stock Units, unrestricted Shares, Performance Awards or Other Stock-Based Awards for more than 1,200,000 Shares during any fiscal year or (B) an Award denominated in cash in excess of $3,000,000 during any fiscal year.”

2.Miscellaneous. Except as set forth in the foregoing Section 1, the Plan shall remain in full force and effect. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.